EXHIBIT 99.1

NEWS RELEASE

Southcross Energy             1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces Appointment of New Independent Board Member

DALLAS, Texas, December 19, 2016 - Southcross Energy Partners, L.P. (NYSE:SXE) (“Southcross”) announced today that Andrew A. Cameron was appointed to the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC (the “General Partner”), the general partner of Southcross, effective January 1, 2017. Mr. Cameron will also serve on the Audit Committee and the Conflicts Committee of the Board. The appointment will increase the Board size to seven directors.
“We are pleased to announce the election of Drew to the Board,” said John Bonn, President and Chief Executive Officer of the General Partner. “Drew brings invaluable experience to the Board and I look forward to working with him.”

Mr. Cameron brings extensive financial and industry expertise to the Board. He retired as Vice President, Internal Audit and SOX Compliance of Energy Future Holdings Corp. (EFH) in 2016, having served in positions of increasing responsibility at that company since 2004. Prior to his employment at EFH, Mr. Cameron was Vice President and Controller from 2000 to 2004 at a subsidiary company of TXU Corp., the predecessor company of EFH. Mr. Cameron is a graduate of University of Strathclyde, Glasgow, Scotland, where he earned a bachelor’s degree in business and administration and is a Certified Public Accountant.
About Southcross Energy Partners, L.P.
Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, one fractionation plant and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
InvestorRelations@southcrossenergy.com